MAINSTREET BANKSHARES, INC.

News Release

For Immediate Release: September 20, 2007

MAINSTREET ANNOUNCES FIRST CASH DIVIDEND AND STOCK REPURCHASE PROGRAM

MainStreet BankShares, Inc., ("MainStreet"), in Martinsville, Virginia announced today that its Board of Directors, at a regularly scheduled board meeting, approved a $.05 cash dividend payable on November 9, 2007 to shareholders of record on October 19, 2007. This will be the first cash dividend paid by the Company. MainStreet approved a one for ten share dividend that was issued to shareholders on December 15, 2006.

MainStreet also announced today that its Board of Directors approved a plan to repurchase up to 100,000 shares of the Company's common stock which represents approximately 5.6% of its outstanding shares. The open ended plan is effective immediately. Shares may be purchased on the open market or through privately negotiated transactions. Price, timing and the number of shares repurchased, if any, will be based on various market conditions. No termination date was set for the program. MainStreet is quoted on the Over the Counter Bulletin Board under the symbol MREE.

Larry A. Heaton, President and Chief Executive Officer stated, "Our Board of Directors is pleased to provide our shareholders with their first quarterly cash dividend and considers the common stock to be an appealing investment based upon recent pricing. Each of these initiatives is designed to enhance our shareholder value and investment in our company."

MainStreet BankShares, Inc. is a bank holding company operating in Martinsville, Virginia. MainStreet currently has two wholly owned subsidiaries, Franklin Community Bank, N.A., ("Franklin Bank") and MainStreet RealEstate, Inc. Franklin Bank currently operates four banking offices in Rocky Mount and Smith Mountain Lake.

Contact: Larry A. Heaton, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(540) 489-3412